EXHIBIT 10.2
2009 Form-Officers
TSR
AAM 2009 LONG-TERM INCENTIVE PLAN.
AWARD AGREEMENT
     THIS AGREEMENT (the “Agreement”), is made effective as of {INSERT DATE} (the “Date of Grant”), between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”), and {INSERT NAME} (the “Participant”):
     RECITALS:
     A. The Company has adopted the AAM 2009 Long-Term Incentive Plan (the “Plan”). The Plan is incorporated in and made a part of this Agreement. Capitalized terms not defined in this Agreement have the same meanings as in the Plan; and
     B. The Compensation Committee of the Board of Directors determined that it is in the best interests of the Company and its stockholders to grant the Award provided for in this Agreement to the Participant, pursuant to the Plan and the terms of this Agreement.
     The parties agree as follows:
     1. Grant of the Award. The Company grants to the Participant, on the terms and conditions set forth in this Agreement, an award with a target award opportunity of $ {INSERT TARGET AMOUNT} (the “Target Award Opportunity”) for the following Performance Period: {INSERT PERFORMANCE PERIOD}(the “Award”).
     2. Performance Measure and Performance Goals. (a) The amount of the Target Award Opportunity to be earned under this Award shall be based upon the Company’s Total Shareholder Return as compared to the Total Shareholder Return of the Company’s Peer Group (as identified in Exhibit A) during the Performance Period.
     For this purpose, Total Shareholder Return shall be determined as follows:

Total
Shareholder	=	Change in Stock Price + Dividends Paid
Return		Beginning Stock Price
     Beginning Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the thirty (30) trading days immediately prior to the first day of the Performance Period; Ending Stock Price shall mean the average closing price on the applicable stock exchange of one share of stock for the thirty (30) trading days immediately prior to the last day of the Performance Period; Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter.

2009 Form-Officers
TSR
     Following the Total Shareholder Return determination, the Company’s Percentile Rank shall be determined as follows:

Percentile	=	Company Rank

Rank		Total number of companies in Peer
Group including AAM
     Company Rank shall be determined by listing from highest Total Shareholder Return to lowest Total Shareholder Return each company in the Peer Group (including the Company) and counting up from the company with the lowest Total Shareholder Return.
     Subject to Paragraph 2(b), the percent of Target Award Opportunity earned shall then be determined based on the following chart:

Company’s	Percent of Target
Percentile Rank	Award Opportunity Earned

35th	50%
50th	100%
75th	200%

     Linear interpolation shall be used to determine the percent of Target Award Opportunity earned in the event the Company’s Percentile Rank does not fall directly on one of the ranks listed in the above chart.
(b)	In the event the Company’s total shareholder return for the Performance Period is less than zero percent, then the percentage of Target Award Opportunity earned shall be equal to the lesser of (i) the amount determined under Paragraph 2(a) or (ii) fifty percent (50%).
     3. Determination of Award. Except as otherwise provided herein, the Participant’s earned Award for the Performance Period shall equal the product of: (a) the Participant’s Target Award Opportunity and (b) the percent of Target Award Opportunity earned as determined in Paragraph 2 above. The Committee shall have the sole authority to calculate the Participant’s earned Award.
     4. Form and Timing of Award. Subject to the approval of the Committee, payment of the Participant’s earned Award, if any, shall be made in cash, in a single lump sum, in the following manner:
(a)	The Participant shall receive payment of his earned Award no later than the fifteenth (15th) day of the third month following the end of the Performance Period (“Payment Date”), provided that the Participant has been continuously

2009 Form-Officers
TSR
employed by the Company through the end of the Performance Period and continuously up to and including Payment Date.

(b)	If the Participant’s employment is terminated during the Performance Period due to death, Disability, or Retirement, then the Participant shall be entitled to be paid a pro rata Award, as determined under this subparagraph (b). The pro rata Award shall equal the product of (x) and (y) where (x) is the Award the Participant would have earned based on actual performance measured as of the end of the quarterly reporting period that includes the date of such death, Disability, or Retirement and (y) is a fraction, the numerator of which is the number of calendar months that the Participant was employed by the Company during the Performance Period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the Performance Period. Any payouts shall be made as soon a practical following such payout determination.

(c)	If a Change in Control should occur prior to the end of the Performance Period, then the Participant shall be entitled to a payment for the Award equal to the Participant’s Target Award Opportunity. Such payout shall be made in a lump sum within 30 days after the Change in Control.
     5. Certain Terminations of Employment. If the employment of the Participant is terminated prior to the end of the Performance Period due to any reason not set forth in Paragraph 4(b) above, then the Participant shall not be entitled to the payment of any Award hereunder.
     6. Nontransferability. The Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution. Except for the designation of the Participant’s beneficiary, the purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance of the Award shall be void and unenforceable against the Company or any of its Subsidiaries or affiliates.
     7. Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, as required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.
     8. Employment. Nothing in this Award Agreement shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company, nor be deemed a waiver or modification of any agreement between the Eligible Individual and the Company.
     9. Amendment and Termination. No amendment or termination of the Plan may adversely affect in any material way the rights of a Participant to the payment of an earned Award that has been approved by the Committee without Participant’s consent.

2009 Form-Officers
TSR
     10. Miscellaneous.
(a)	The Award is subject to the Plan. The terms and provisions of the Plan, as they may be amended from time to time, are incorporated in this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the terms and provisions of the Plan will govern and prevail.

(b)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.
     11. Section 409A. The Award is not intended to provide for a “deferral of compensation” within the meaning of Section 409A of the Code and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement or the Plan causes the Award to be subject to the requirements of Section 409A of the Code, or could otherwise cause the Participant to recognize income or be subject to the interest and additional income taxes under Section 409A of the Code, then the provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.
     12. Signature in Counterparts. This Agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
By:
Name:
Title:

Agreed and acknowledged
as of the Date of Grant:

{Insert Participant Name}

2009 Form-Officers
TSR
2009 AAM LONG-TERM INCENTIVE PLAN
EXHIBIT A to Award Agreement
Company Peer Group